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                                                                   EXHIBIT 23.5


                                  [Firm Letterhead]


                            INDEPENDENT AUDITORS' CONSENT



Evergreen Resources, Inc.
Denver, Colorado


We consent to the incorporation by reference in this Registration Statement of Evergreen Resources, Inc. on Form S-3 of our report on the consolidated financial statements of Powerbridge, Inc. and subsidiaries dated April 12, 1996 (August 15, 1996 as to Note 9) (which expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about Powerbridge, Inc.'s ability to continue as a going concern) for the year ended December 31, 1995 appearing in Form 8-K/A dated September 6, 1996 of Evergreen Resources, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Dallas, Texas
November 19, 1997